Madison Bancorp, Inc. Reports Results
for Quarter Ended December 31, 2010

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.
Madison Square FSB

Madison Bancorp, Inc., (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a  net profit of $2,000 for the three month period ended December 31, 2010 which represents the third quarter in its fiscal year, as compared to a net loss of $121,,000 for the three months ended December 31, 2009.

The net loss for the nine months ended December 31, 2010 was $16,000, as compared to a net loss of $734,000 for the nine months ended December 31, 2009.

During the three and nine months ended December 31, 2010, the Company benefited from increased net interest income. The increase in earnings was also impacted by the improvement in noninterest revenue during both periods as compared to comparable periods in 2009.  Also, the Company recognized a $193,000 charge during the nine months ended December 31, 2009 on certain private label mortgage backed securities deemed by management to be “Other Than Temporary Impaired” (OTTI). These OTTI charges were not required in the nine months ended December 31, 2010.

Total assets increased to $154.1 million at December 31, 2010 from $146.9 million at March 31, 2010.  Total deposits increased to $139.8 million at December 31, 2010 from $137.0 million at March 31, 2010.

President and Chief Executive Officer Michael P. Gavin commented, “We remain well capitalized and feel confident in our progress during this challenging economic environment. While encouraged by operating results for the most recently completed quarter as compared to the previous year, we recognize there is still much to be accomplished to return to profitability during this challenging time in the Banking Industry.”

Madison Bancorp, Inc., the holding company for Madison Square Federal Savings Bank, closed its stock offering on Wednesday, October 6, 2010. Shares of Madison Bancorp common stock are trading on the OTC Electronic Bulletin Board.

A total of 608,116 shares of common stock were sold in the subscription and community offerings at the price of $10.00 per share.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described on Madison Bancorp’s Registration Statement on Form S-1, as amended, filed with the US Securities and Exchange Commission (the SEC), which the SEC declared effective on August 12, 2010.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.
Consolidated Statements of Financial Condition

	December	March 31,
	2010	2010
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$12,891,574	$14,311,947
Investment securities, available for sale	48,038,395	33,480,669
Investment securities held-to-maturity	0	2,283,707
Loans receivable, net	86,619,908	90,336,475
Other real estate owned	434,000	0
Premises and equipment, net	3,860,966	3,983,182
Other assets	2,225,202	2,493,514
Total assets	$154,070,045	$146,889,494

Liabilities
Deposits	$139,763,706	$136,965,267
Other liabilities	486,883	861,200
Total liabilities	140,250,589	137,826,467
Total stockholders' equity	13,819,456	9,063,027
Total liabilities & stockholders' equity	$154,070,045	$146,889,494

Consolidated Statements of Operations
(Unaudited)

		Three Months Ended		Nine Months Ended
		December		Decemeber

	2010	2009	2010	2009

Interest revenue	$1,517,682	$1,618,664	$4,605,657	$4,856,943
Interest expense	549,000	717,633	1,733,109	2,365,680
Net interest income	968,682	901,031	2,872,548	2,491,263
Provision for loan losses	78,832	91,074	190,507	201,074
Net interest income after provision for loan losses	889,850	809,957	2,682,041	2,290,189
Noninterest revenue	128,137	12,028	335,702	(27,854)
Noninterest expense	1,016,426	943,419	3,033,510	2,996,568
Income (loss) before tax expense	1,561	(121,434)	(15,767)	(734,233)
Income tax expense	0	0	0	0
Net income (loss) available to common shareholders	$1,561	$(121,434)	$(15,767)	$(734,233)

Basic earnings (loss) per common share	N/A	N/A	$(0.03)	N/A
Diluted earnings (loss) per common share	N/A	N/A	$(0.03)	N/A